Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

City National Corporation:

We consent to the use of our reports dated February 27, 2015, with respect to the consolidated balance sheet of City National Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity of each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which appear in the December 31, 2014 annual report on Form 10-K of City National Corporation to be incorporated by reference in the registration statement on Form F-4 of Royal Bank of Canada and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

March 9, 2015